September 7, 2023

CONSENT OF QUALIFIED PERSON

Re: Forms S-3 of Atlas Lithium Corporation(formerly Brazil Minerals, Inc.) (the "Company")

Volodymyr Myadzel, in connection with the Company's Registration Statement on Form S-3(File No. 333-274223) as filed with the U.S. Securities and Exchange Commission (the "**SEC**") on August 25, 2023(the "**Form S-3**"), and any amendments or supplements and/or exhibits thereto, consents to:

- The public filing of the technical report summary entitled "S-K 1300 Technical Report Summary – Rio Piracicaba Project" (the "**TRS**"), with effective date of March 30, 2022 and signature date of June 3, 2022, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC ("**Regulation S-K 1300**") as Exhibit 96.1 to the Amended Current Report on Form 8-K (the "**Form 8-K**") of the Company filed with the SEC on June 3, 2022; and
- the incorporation by reference of the TRS into the Company's Form S-3 and any amendments thereto; and
- the use of and references to our name, including our status as an expert or "qualified person" (as such term is defined in Regulation S-K 1300), in connection with the Form 8-K, the Form S-3, and the Company's annual report on Form 10-K for the fiscal year ended December 31, 2022 (collectively, the "**SEC Filings**"); and
- any extracts from or a summary of the TRS in the Company's SEC filings and included or incorporated by reference in the Company's SEC filings, and the use of any information derived, summarized, quoted, or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Company's SEC Filings.

Volodymyr Myadzel is responsible for authoring, and this consent pertains to, the TRS. Volodymyr Myadzel certifies that it has read the Form 8-K and that it fairly and accurately represents the information in the TRS for which it is responsible.

(Signed) Volodymyr Myadzel